Nevada State Seal	DEAN HELLER	Filed in the office of	Document Number
	Secretary of State	/s/ Dean Heller	20060530440-94
	204 North Carson Street Suite 1	Dean Heller	Filing Date and Time
	Carson City, Nevada 89701-4299	Secretary of State	08/18/2006 2:04 PM
	(775) 684 5708	State of Nevada	Entity Number
	Website: secretaryofstate.biz		E0133012006-1

Certificate of Change Pursuant to NRS 78.209

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.  Name of corporation:
Georgia Exploration, Inc.
2.  The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3.  The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
100,000,000 Common Capital Shares with a par value of $0.001
4.  The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
1,200,000,000 Common Capital Shares with a par value of $0.001
5.  The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
12 Common Capital Shares are to be issued for each 1 Common Capital Share issued prior to the change.
6.  The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
n/a

7. Effective date of filing (optional):	8/21/06
(must not be later than 90 days after the certificate is filed)

8. Officer Signature:	/s/ illegible	President
	Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.209 2003
Revised on: 10/24/03